EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES JUNE CASH DISTRIBUTION

    Dallas, Texas, June 19, 2007 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.122982 per unit, payable on July 16, 2007, to unitholders of record on June 29, 2007. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in April.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,334,000	78,000	$ 5.53

Prior Month Distribution	2,343,000	76,000	$ 6.54

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that eight wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $3,750,000, production expense of $2,085,000 and overhead of $772,000 in determining the royalty payment to the Trust for the month of June.

Development Costs

    XTO Energy has advised the trustee that the development cost deduction was increased to $3,750,000 with the June 2007 distribution and is expected to be maintained at that level through year end. The development cost deduction will continue to be evaluated by XTO Energy and revised as necessary.

Other

    XTO Energy has advised the trustee that scheduled pipeline maintenance, near maximum capacity utilization on pipelines moving gas out of the Rocky Mountain region and moderate regional demand have resulted in lower realized gas prices for production in this area, resulting in lower monthly trust distributions. With no new pipeline expansions scheduled until late 2007 or early 2008, this is expected to continue over the near term.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

* * *

Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800